Exhibit 4.2

WARRANT AGREEMENT

between

LEE ENTERPRISES, INCORPORATED,

as Issuer

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Warrant Agent

Dated as of March 31, 2014

i

	(j) Warrant Agent’s Adjustment Disclaimer	17

	(k) Specificity of Adjustment	17

	(l) Voluntary Adjustment	18

	(m) Multiple Adjustments	18

	(n) When De Minimis Adjustment May Be Deferred	18

	(o) Amendments of the Certificate of Incorporation	18

	(p) Exclusion of Rights Plan	18

	(q) Tax Adjustments	18

	(r) No Adjustment for Certain Events	19

	(s) Assumption of Obligations	19

SECTION 13.	Fractional Interests	19

SECTION 14.	Notice of Certain Distributions; Certain Rights	19

SECTION 15.	Notices to the Company and Warrant Agent	20

SECTION 16.	Supplements and Amendments	20

SECTION 17.	Concerning the Warrant Agent	21

SECTION 18.	Change of Warrant Agent	23

SECTION 19.	Successors	24

SECTION 20.	Termination	24

SECTION 21.	Governing Law	24

SECTION 22.	Benefits of This Agreement	24

SECTION 23.	Counterparts	24

SECTION 24.	Force Majeure	24

SECTION 25.	Priorities	24

ii

Exhibit A	Common Stock Warrant of Lee Enterprises, Incorporated	A-1

Exhibit B	Restricted Common Stock Legend	B-1

Exhibit C	Certificate to be Delivered Upon Exchange or Registration of Transfer of Warrants	C-1

Exhibit D	Form of Transferee Letter of Representation in Connection with Transfers to Institutional Accredited Investors	D-1

iii

WARRANT AGREEMENT (this “Agreement”), dated as of March 31, 2014, between LEE ENTERPRISES, INCORPORATED, a Delaware corporation (together with any successors and assigns, the “Company”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association organized under the laws of the United States of America, as warrant agent (with any successor warrant agent, the “Warrant Agent”).

A. Pursuant to that certain Commitment Letter, dated January 31, 2014 (as amended, supplemented or otherwise modified from time to time), among the Company and the Commitment Parties named therein, the Company has agreed to issue to such Commitment Parties (or to any affiliate, assignee or designee of any such Commitment Party as shall have been designated to the Company on or prior to the Issue Date) (the “Initial Holders”) its pro rata share of an aggregate of 6,000,000 warrants (collectively, the “Warrants”), each Warrant initially entitling the Holder (as defined herein) thereof to purchase 1 share of Common Stock (as defined herein) of the Company, on the terms and subject to the conditions and adjustments set forth herein, at the Exercise Price (as defined herein).

B. The Company desires the Warrant Agent as warrant agent to assist the Company in connection with the issuance, exchange, cancellation, replacement and exercise of the Warrants, and in this Agreement wishes to set forth, among other things, the terms and conditions on which the Warrants may be issued, exchanged, canceled, replaced and exercised.

C. The Holders of the Warrants are entitled to the benefits of the Warrant Registration Rights Agreement dated as of March 31, 2014 by and among the Company and the Initial Holders (the “Warrant Registration Rights Agreement”).

NOW, THEREFORE, in consideration of the premises and mutual agreements herein, the Company and the Warrant Agent hereby agree as follows:

Defined terms used in this Agreement shall, unless the context otherwise requires, have the meanings specified below. Certain additional terms are set forth elsewhere in this Agreement. Any reference to any section of applicable law shall be deemed to include successor provisions thereto.

“Affiliate” of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings that correspond to the foregoing.

“Agreement” has the meaning given to it in the preamble above.

“Black Scholes Proportion” has the meaning given to it in the definition of “Change of Control Payment Amount.”

“Black Scholes Warrant Value” as of any date, shall mean the value of a Warrant to purchase one share of Common Stock (as determined in good faith by the Board of Directors based upon the advice of an independent investment bank of national standing selected by the Board of Directors and reasonably acceptable to the Warrant Agent) and shall be determined by customary investment banking practices using the Black Scholes model. For purposes of calculating such amount, (1) the term of the Warrants will be the period from the date of determination until the Expiration Date, (2) the price of each share of Common Stock will be the Volume Weighed Average Price as of the date of determination, (3) the assumed volatility will be determined by such independent investment banking firm as of the date of determination, (4) the assumed risk-free rate will equal the yield on U.S. Treasury security with a maturity of five (5) years as the yield on that security exists as of the date of determination and (5) any other assumptions shall be made by the Board of Directors in good faith based upon the advice of such independent investment bank at the time of determination.

“Board of Directors” means the board of directors of the Company or any duly authorized committee thereof.

“Business Day” means any day that is not a Saturday, Sunday or a day on which banking institutions in New York, New York are authorized or required by law to be closed.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations, rights in or other equivalents (however designated and whether voting or non-voting) of such Person’s capital stock, whether outstanding on the Issue Date or issued after the Issue Date, and any and all rights (other than any evidence of indebtedness), warrants or options exchangeable for, reclassified or convertible into such capital stock.

“Carryover Warrants” shall mean, for each Warrant, that portion of such Warrant equal to one minus the Black Scholes Proportion.

“Certificated Warrant” means a definitive warrant in registered form.

“Change of Control Date” shall mean the date on which a Change of Control Event is consummated.

“Change of Control Estimated Payment Amount” shall mean, in respect of any Change of Control Event, an estimate of the Change of Control Payment Amount payable on the applicable Change of Control Payment Date, as determined in good faith by the Board of Directors, based upon the advice of an independent investment bank of national standing selected by the Board of Directors and reasonably acceptable to the Warrant Agent, as of a date no more than 20 Business Days and no less than 15 Business Days prior to the Change of Control Date, in a manner consistent with the terms of this Warrant Agreement and the Warrants, including the definitions of Black Scholes Warrant Value and Change of Control Payment Amount.

“Change of Control Event” shall mean (i) the acquisition by a Person (other than the Company or a wholly-owned subsidiary of the Company) in a tender offer or a series of related tender offers of 80% or more of the outstanding Common Stock (determined on a fully-diluted basis), (ii) the consolidation or merger of the Company with or into another Person (other than a wholly-owned subsidiary of the Company), or (iii) a sale of all or substantially all of the Company’s assets to another Person (other than a wholly-owned subsidiary of the Company), in each of clauses (i) through (iii) in which all or any portion of the consideration paid or exchanged for outstanding Common Stock, or into which outstanding Common Stock is converted, consists of Other Property.

“Change of Control Payment Amount” shall mean an amount in Cash equal to the product of (1) the Black Scholes Warrant Value of a Warrant on a Change of Control Date immediately prior to the consummation of such Change of Control Event multiplied by (2) a fraction, (x) the numerator of which is the fair market value of the Other Property received in exchange for a share of Common Stock in a Change of Control Event as of the Change of Control Date (as determined by an independent investment bank of national standing selected by the Company and determined by customary investment banking practices) and (y) the denominator of which is the sum of (a) the Last Reported Sales Price of the Registered and Listed Shares received in exchange for a share of Common Stock in a Change of Control Event as of the Change of Control Date (if any), and (b) the fair market value (determined as above) of the Other Property as of the Change of Control Date received in exchange for a share of Common Stock in a Change of Control Event (such fraction referred to herein as the “Black Scholes Proportion”).

“class” means, when referring to any Capital Stock, any class or series of such Capital Stock.

“Common Stock” means, subject to Section 12(f), the common stock of the Company, par value $0.01 per share, any Capital Stock into which such common stock shall have been converted, exchanged or reclassified following the date hereof and all other stock of any class or classes (however designated) of the Company and the holders of which have the right, without limitation as to amount, either to all or to a share of the balance of current dividends and liquidating distributions after the payment of dividends and distributions on any shares entitled to preference.

“Company” has the meaning given to it in the preamble above.

“Election to Exercise” has the meaning given to it in Section 7.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exercise Date” with respect to a Warrant means the date on which the Holder of the Warrant has complied with all requirements described in Section 7 for exercising such Warrant.

“Exercise Price” has the meaning given to it in Section 7.

“Exercise Rate” has the meaning given to it in Section 12.

“Expiration Date” means March 31, 2022.

“Fundamental Transaction” has the meaning given to it in Section 12.

“Global Shares” has the meaning given to it in Section 7.

“Holders” has the meaning given to it in Section 4.

“Institutional Accredited Investor” has the meaning given to it in Section 6.

“Issue Date” means March 31, 2014.

“Last Reported Sale Price” means, for the Common Stock on any date, the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is listed for trading. If the Common Stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, then the “Last Reported Sale Price” will be the last quoted bid price for the Common Stock in the over-the-counter market on the relevant date as reported by the OTC Markets Group Inc. or similar organization. If the Common Stock is not so quoted, the “Last Reported Sale Price” will be the average of the mid-point of the last bid and ask prices for the Common Stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Company for this purpose.

“Market Disruption Event” means (a) a failure by the primary exchange or quotation system on which the Common Stock trades or is quoted, as the case may be, to open for trading during its regular trading session or (b) the occurrence or existence prior to 1:00 p.m., New York City time, on any Trading

Day for an aggregate one-half hour period of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in the Common Stock or in any options, contracts or future contracts relating to the Common Stock.

“Officers’ Certificate” means a certificate signed by two duly authorized officers of the Company, one of whom must be the principal executive officer, principal financial officer or principal accounting officer.

“Other Property” means any cash, property or other securities other than Registered and Listed Shares.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Private Placement Legend” has the meaning given to it in Section 6(b).

“Registered and Listed Shares” shall mean shares of the common stock of the surviving entity in a consolidation, merger, or combination or the acquiring entity in a tender offer, except that if the surviving entity or acquiring entity has a parent corporation, it shall be the shares of the common stock of the parent corporation, provided, that, in each case, such shares (i) have been registered (or will be registered within 30 calendar days following the Change of Control Date) under Section 12 of the Exchange Act with the Securities and Exchange Commission, and (ii) are listed for trading on the New York Stock Exchange or any other national securities exchange (or will be so listed or admitted within 30 calendar days following the Change of Control Date).

“Related Parties” has the meaning given to it in Section 17(h).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Share Purchase Rights” means any rights to purchase capital stock of any Person pursuant to a customary “poison pill” rights plan.

“Spin-Off” has the meaning given to it in Section 12(c).

“Trading Day” is any day on which (x) trading in the Common Stock generally occurs on The New York Stock Exchange or, if the Common Stock is not then listed on The New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then listed or admitted for trading, and (y) there is no Market Disruption Event.

“Transfer Agent” has the meaning given to it in Section 10.

“Volume Weighted Average Price” per share of Common Stock on any Trading Day means the per share volume-weighted average price on The New York Stock Exchange as displayed under the heading “Bloomberg VWAP” on Bloomberg page “LEE<equity>VAP” (or any successor page thereto) in respect of the period from the scheduled open of trading until the scheduled close of trading on the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of the Common Stock on such Trading Day as determined in good faith in a commercially reasonable manner by the Board of Directors using a volume-weighted method) and will be determined without regard to after-hours trading or any other trading outside of the regular trading session.

“Warrants” has the meaning given to it in the preamble above.

“Warrant Agent” has the meaning given to it in the preamble above.

“Warrant Certificates” has the meaning given to it in Section 2.

“Warrant Registration Rights Agreement” has the meaning given to it in the preamble above.

“Warrant Register” has the meaning given to it in Section 4.

“Warrant Shares” means the shares of Common Stock issuable upon exercise of Warrants from time to time.

SECTION 1. Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company in accordance with the instructions hereinafter set forth in this Agreement, and the Warrant Agent hereby accepts such appointment.

SECTION 2. Warrant Certificates. The certificates representing the Warrants (“Warrant Certificates”) will initially be issued in the form of one or more registered warrants in certificated form substantially in the form of Exhibit A attached hereto, which shall be registered in such denominations and in the names of such Persons as are directed by the Initial Holders.

SECTION 3. Execution of Warrant Certificates. Warrant Certificates shall be signed on behalf of the Company by its Chairman of the Board, President, Chief Executive Officer, a Vice President, Treasurer, an Assistant Treasurer or Chief Financial Officer and by a Vice President, its Secretary or an Assistant Secretary. Each such signature upon the Warrant Certificates may be in the form of a facsimile signature of any such present or future officer and may be imprinted or otherwise reproduced on the Warrant Certificates.

In case any officer of the Company who shall have signed any of the Warrant Certificates shall cease to be such officer before the Warrant Certificates so signed shall have been countersigned by the Warrant Agent, or disposed of by the Company, such Warrant Certificates nevertheless may be countersigned and delivered or disposed of as though such person had not ceased to be such officer of the Company; and any Warrant Certificate may be signed on behalf of the Company by any person who, at the actual date of the execution of such Warrant Certificate, shall be a proper officer of the Company to sign such Warrant Certificate, although at the date of the execution of this Warrant Agreement any such person was not such officer.

Warrant Certificates shall be dated the date of countersignature by the Warrant Agent.

SECTION 4. Registration and Countersignature. The Warrants shall be numbered and shall be registered on the books of the Company maintained at the principal office of the Warrant Agent at Wells Fargo Shareowner Services, 1110 Centre Point Curve, Suite 101, Mendota Heights, MN 55120 (the “Warrant Register”) as they are issued.

Warrant Certificates shall be manually countersigned or countersigned via facsimile signature by the Warrant Agent and shall not be valid for any purpose unless so countersigned. The Warrant Agent shall, upon written instructions of the Chairman of the Board, the President, Chief Executive Officer, a Vice President, the Treasurer, an Assistant Treasurer, Chief Financial Officer, Secretary or an Assistant Secretary of the Company, initially countersign and deliver Warrants entitling the Holders thereof to purchase not more than the number of Warrant Shares referred to above in the first recital hereof and shall thereafter countersign and deliver Warrants as otherwise provided in this Agreement.

The Company and the Warrant Agent may deem and treat the registered holders (the “Holders”) of the Warrant Certificates as the absolute owners thereof (notwithstanding any notation of ownership or other writing thereon made by anyone) for all purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

SECTION 5. Transfer and Exchange of Warrants. The Warrant Agent shall from time to time, subject to the limitations of Section 6, register the transfer of any outstanding Warrants upon the records to be maintained by it for that purpose, upon surrender thereof duly endorsed or accompanied (if so required by it) by a written instrument or instruments of transfer in form satisfactory to the Warrant Agent, duly executed by the Holder or Holders thereof or by the duly appointed legal representative thereof or by a duly authorized attorney. Subject to the terms of this Agreement, each Warrant Certificate may be exchanged for another certificate or certificates entitling the Holder thereof to purchase a like aggregate number of Warrant Shares as the certificate or certificates surrendered then entitle each Holder to purchase. Any Holder desiring to exchange a Warrant Certificate or Certificates shall make such request in writing delivered to the Warrant Agent, and shall surrender, duly endorsed or accompanied (if so required by the Warrant Agent) by a written instrument or instruments of transfer in form satisfactory to the Warrant Agent, the Warrant Certificate or Certificates to be so exchanged.

Upon registration of transfer, the Company shall execute and the Warrant Agent shall countersign and deliver by certified mail a new Warrant Certificate or Certificates to the persons entitled thereto. The Warrant Certificates may be exchanged at the option of the Holder thereof, when surrendered at the office or agency of the Company maintained for such purpose, which initially will be the principal office of the Warrant Agent at Wells Fargo Shareowner Services, 1110 Centre Point Curve, Suite 101, Mendota Heights, MN 55120 for another Warrant Certificate, or other Warrant Certificates of different denominations, of like tenor and representing in the aggregate the right to purchase a like number of Warrant Shares.

No service charge shall be made for any exchange or registration of transfer of Warrant Certificates, but the Company may require payment of a sum sufficient to cover any stamp or other tax or other governmental charge that is imposed as a result of the name of the Holder of new Warrant Certificates issued upon such exchange or registration of transfer being different from the name of the Holder of the old Warrant Certificates surrendered for exchange or registration of transfer.

SECTION 6. Registration of Transfers and Exchanges.

(a) Transfer and Exchange of Warrants. When Warrants are presented to the Warrant Agent with a request:

(i)	to register the transfer of the Warrants; or

(ii)	to exchange such Warrants for an equal number of Warrants of other authorized denominations,

the Warrant Agent shall register the transfer or make the exchange as requested if (and may refuse to register any transfer or exchange unless) the requirements under this Agreement as set forth in this Section 6 for such transactions are met; provided, however, that the Warrants presented or surrendered for registration of transfer or exchange:

(x)	shall be duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Company and the Warrant Agent, duly executed by the Holder thereof or by his or her representative, duly authorized in writing, and affixed with a signature guarantee from a guarantor participating in a medallion signature guarantee program approved by the Securities Transfer Association; and

(y)	shall be accompanied, in the sole discretion of the Company, by the following additional information and documents, as applicable:

(A)	if such Warrant is being delivered to the Warrant Agent by a Holder for registration in the name of such Holder, without transfer, a certification from such Holder to that effect (in substantially the form of Exhibit C hereto); or

(B)	if such Warrant is being transferred to an institutional accredited investor within the meaning of subparagraph (a)(1), (a)(2), (a)(3) or (a)(7) of Rule 501 under the Securities Act (an “Institutional Accredited Investor”), delivery by the transferor of a certification to that effect (in substantially the form of Exhibit C hereto), and delivery of a Transferee Letter of Representation in connection with Transfers to Institutional Accredited Investors (in substantially the form of Exhibit D hereto) and an opinion of counsel (which may be in-house counsel of such Holder) and/or other information reasonably requested by the Company and the Warrant Agent to the effect that such transfer is in compliance with the Securities Act.

(b) Private Placement Legend. Except as provided below, each Warrant Certificate evidencing the Warrants (and all Warrants issued in exchange therefor or substitution thereof) shall, for so long as the Warrants remain outstanding, bear a legend substantially to the effect set forth in Exhibit A. Warrant Shares issuable upon exercise of the Warrants shall bear a legend substantially to the effect set forth in Exhibit B. Each of such legends is referred to herein as a “Private Placement Legend”.

Upon any sale or transfer of a Warrant Share pursuant to Rule 144 under the Securities Act or under an effective registration statement under the Securities Act, the Company shall permit the holder of a Warrant Share to exchange such Warrant Share for a share of Common Stock that does not bear the Private Placement Legend. In the case of a sale or transfer of Warrant Shares pursuant to Rule 144 under the Securities Act, an opinion of counsel (which may be in-house counsel of such holder) reasonably satisfactory to the Company shall be tendered therewith indicating that there are no impediments to the removal of such Private Placement Legend under the applicable federal securities laws of the United States.

(c) Obligations with Respect to Transfers and Exchanges of Certificated Warrants. To permit registrations of transfers and exchanges, the Company shall execute, at the Warrant Agent’s request, and the Warrant Agent shall authenticate Certificated Warrants. All Certificated Warrants issued upon any registration, transfer or exchange of Certificated Warrants shall be the valid obligations of the Company, entitled to the same benefits under this Agreement as the Certificated Warrants surrendered upon the registration of transfer or exchange. Prior to due presentment for registration of transfer of any Warrant, the Warrant Agent and the Company may deem and treat the Person in whose name any Warrant is registered as the absolute owner of such Warrant, and neither the Warrant Agent nor the Company shall be affected by notice to the contrary.

SECTION 7. Terms of Warrants; Exercise of Warrants. Subject to the terms of this Agreement, each Holder of Warrants shall have the right, which may be exercised commencing on or after the Issue Date and until 5:00 p.m., New York City time, on the Expiration Date, to receive from the Company upon the delivery of written notice, which may be provided via e-mail or facsimile, the number of fully paid and nonassessable Warrant Shares which the holder may at the time be entitled to receive on exercise of such Warrants and payment of the Exercise Price (as defined below) for such Warrant Shares. Each Warrant not exercised prior to 5:00 p.m., New York City time, on the Expiration Date shall become void and all rights thereunder and all rights in respect thereof under this Agreement shall cease as of such time. Except as may be set forth in Section 12, no adjustments in respect of dividends, interest or other income on or from any Warrant Share (or any other securities, property or other consideration for which a Warrant may become exercisable in accordance with this Agreement) will be made during the term of a Warrant or upon exercise of a Warrant.

The price per share at which Warrant Shares shall be purchasable upon exercise of Warrants (the “Exercise Price”) shall be equal to $4.19, subject to adjustment pursuant to Section 12. A Warrant may be exercised upon surrender at the office or agency of the Company maintained for such purpose, which initially will be the principal office of the Warrant Agent at Wells Fargo Shareowner Services, 1110 Centre Point Curve, Suite 101, Mendota Heights, MN 55120 of the Warrant Certificate or Certificates evidencing the Warrants to be exercised with the form of election to purchase on the reverse thereof (the “Election to Exercise”) properly completed and signed, which signature shall be guaranteed in accordance with the provisions set forth in the Warrant Certificate, together with payment of the Exercise Price. Payment of the Exercise Price shall be made in cash in United States dollars, by certified or official bank check or by wire transfer of immediately available funds to an account designated in writing by the Company. Upon surrender of a Warrant Certificate representing more than one Warrant, the number of shares of Common Stock deliverable shall be equal to the number of shares of the Company’s Common Stock issuable in respect of those Warrants that the Holder specifies are to be exercised. All provisions of this Agreement are applicable with respect to an exercise of a Warrant Certificate for less than the full number of Warrants represented thereby. Upon exercise of one or more Warrants represented by Warrant Certificates, the Warrant Agent shall make an entry in the Warrant Register to reflect such exercise and, upon such entry, such exercised Warrants shall no longer be deemed to be outstanding or valid or obligatory for any purpose, other than with respect to the right of the Holder to receive the Warrant Shares and other amounts, if any, due upon exercise.

The “Exercise Date” for a Warrant shall be the date when all of the items referred to in the immediately preceding paragraph are received by the Warrant Agent prior to 5:00 p.m., New York City time, on a Business Day and the exercise of the Warrants will be effective as of such Exercise Date. If any items referred to in such paragraph are received after 5:00 p.m., New York City time, on a Business Day, the exercise of the Warrants to which such item relates will be effective on the next succeeding Business Day. In the case of an exercise of Warrants on the Expiration Date, if all of the items referred to in such paragraph are received by the Warrant Agent at or prior to 5:00 p.m., New York City time, on the Expiration Date, the exercise of the Warrants to which such items relate will be effective on the Expiration Date.

As soon as practicable after each Exercise Date for a Warrant, and in any event within three Trading Days after the Exercise Date, subject to the provisions of Section 6 hereof, the Company shall issue and cause to be delivered to or upon the written order of the Holder, and in such name or names as the Holder may designate, a certificate or certificates for the number of Warrant Shares issuable upon the exercise of such Warrants. Such certificate or certificates shall be deemed to have been issued and any

Person so designated to be named therein shall be deemed to have become a holder of record of such Warrant Shares as of the Exercise Date. At the election of the Company with the consent of the holder of record of the relevant Warrant Shares, Warrant Shares may initially be issued in global form (the “Global Shares”). Such Global Shares shall represent such of the outstanding Warrant Shares as shall be specified therein and each Global Share shall provide that it represents the aggregate amount of outstanding Warrant Shares from time to time endorsed thereon and that the aggregate amount of outstanding Warrant Shares represented thereby may from time to time be reduced or increased, as appropriate. Any endorsement of a Global Share to reflect any increase or decrease in the amount of outstanding Warrant Shares represented thereby shall be made by the registrar for the Warrant Shares.

Each Warrant shall be exercisable only in whole. In the event that a certificate evidencing Warrants is exercised in respect of fewer than all of the Warrants evidenced thereby at any time prior to the Expiration Date, a new certificate evidencing the remaining Warrant or Warrants will be issued, and the Warrant Agent is irrevocably authorized to countersign and to deliver the required new Warrant Certificate or Certificates pursuant to this Agreement, and the Company, whenever required by the Warrant Agent, will promptly supply the Warrant Agent with Warrant Certificates duly executed on behalf of the Company for such purpose. Holders of Warrants will be able to exercise their Warrants only if the exercise of such Warrants is exempt from the registration requirements of the Securities Act, and such securities are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various Holders of Warrants or other persons to whom it is proposed that Warrant Shares be issued on exercise of the Warrants reside.

All Warrant Certificates surrendered upon exercise of Warrants shall be canceled by the Warrant Agent. Such canceled Warrant Certificates shall then be disposed of by the Warrant Agent in a manner consistent with the Warrant Agent’s customary procedure for such disposal and in a manner reasonably satisfactory to the Company. The Warrant Agent shall account promptly to the Company with respect to Warrants exercised.

The Warrant Agent shall keep copies of this Agreement and any notices given or received hereunder available for inspection by the Holders during normal business hours at its office. The Company shall supply the Warrant Agent from time to time with such numbers of copies of this Agreement as the Warrant Agent may request.

SECTION 8. Payment of Taxes. The Company will pay all documentary stamp taxes attributable to the initial issuance of Warrant Shares upon the exercise of Warrants; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issue of any Warrant Certificates or any certificates for Warrant Shares in a name other than that of the Holder of a Warrant Certificate surrendered upon the exercise of a Warrant, and the Company shall not be required to issue or deliver such Warrant Certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

SECTION 9. Mutilated or Missing Warrant Certificates. In case any of the Warrant Certificates shall be mutilated, lost, stolen or destroyed, the Company may at its discretion issue and the Warrant Agent may countersign, in exchange and substitution for and upon cancellation of the mutilated Warrant Certificate, or in lieu of and substitution for the Warrant Certificate lost, stolen or destroyed, a new Warrant Certificate of like tenor and representing an equivalent number of Warrants, but only upon receipt of evidence reasonably satisfactory to the Company and the Warrant Agent of such loss, theft or destruction of such Warrant Certificate and indemnity also reasonably satisfactory to them, which indemnity shall include a corporate bond of indemnity reasonably satisfactory in form and substance to the Company and the Warrant Agent.

SECTION 10. Reservation of Warrant Shares. The Company will at all times authorize and reserve and keep available, free from preemptive rights and free from all taxes, liens, charges and security interests, out of the aggregate of its authorized but unissued Common Stock or its authorized and issued Common Stock held in its treasury, for the purpose of enabling it to satisfy its obligation to issue Warrant Shares upon exercise of Warrants, the maximum number of shares of Common Stock which may then be deliverable upon the exercise of all outstanding Warrants.

The Company or, if appointed, the transfer agent for the Common Stock (the “Transfer Agent”) and every subsequent transfer agent for any shares of the Company’s Capital Stock issuable upon the exercise of Warrants will be irrevocably authorized and directed at all times to reserve such number of authorized shares as shall be required for such purpose. The Company will keep a copy of this Agreement on file with the Transfer Agent and with every subsequent transfer agent for any shares of the Company’s Capital Stock issuable upon the exercise of Warrants. The Warrant Agent is hereby irrevocably authorized to (1) instruct such Transfer Agent to make the appropriate book entries and (2) requisition from time to time from such Transfer Agent the stock certificates, if any, required to honor outstanding Warrants upon exercise thereof, in each case in accordance with the terms of this Agreement. The Company will supply such Transfer Agent with duly executed certificates for such purposes, if necessary, and will provide or otherwise make available any cash which may be payable as provided in Section 13. The Company will furnish such Transfer Agent a copy of all notices of adjustments and certificates related thereto transmitted to each Holder pursuant to Section 14 hereof.

The Company covenants that all Warrant Shares which may be issued upon exercise of Warrants made in accordance with the terms of this Agreement will, upon issuance, be duly and validly authorized and issued, fully paid, nonassessable, free of preemptive rights and free from all taxes, liens, charges and security interests with respect to the issuance thereof. The Company will take no action to increase the par value of the Common Stock to an amount in excess of the Exercise Price, and the Company will not enter into any agreements inconsistent with the rights of Holders hereunder. The Company will use its reasonable best efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof as may be necessary to enable the Company to perform its obligations under this Agreement.

SECTION 11. Obtaining Stock Exchange Listings. The Company will from time to time use commercially reasonable efforts to ensure that the Warrant Shares, immediately upon their issuance upon the exercise of Warrants, will be listed on the principal securities exchanges and markets within the United States of America, if any, on which the Company’s Common Stock is then listed.

SECTION 12. Adjustment of Exercise Rate and Exercise Price. The number of Warrant Shares purchasable upon the exercise of each Warrant, determined as if the Exercise Price were being paid in cash (the “Exercise Rate”), and the Exercise Price are subject to adjustment from time to time upon the occurrence of the events enumerated in this Section 12. The Exercise Rate shall initially be 1 Warrant to 1 share of Common Stock.

(a) Adjustment for Change in Capital Stock. If, after the Issue Date, the Company (i) issues Common Stock as a dividend or distribution on the Common Stock to all holders of Common Stock, (ii) subdivides or splits any of its outstanding shares of Common Stock into a greater number of shares, or (iii) combines any of its outstanding shares of Common Stock into a smaller number of shares, then the Exercise Rate will be adjusted based on the following formula:

ER1 =	ER0 x	OS1
OS0

where

ER0 =	the Exercise Rate in effect immediately prior to the adjustment relating to such event

ER1 =	the new Exercise Rate in effect taking such event into account

OS0 =	the number of shares of Common Stock outstanding immediately prior to such event

OS1 =	the number of shares of Common Stock outstanding immediately after such event.

Any adjustment made pursuant to this paragraph (a) shall become effective on the date that is immediately after (x) the date fixed for the determination of holders of the Common Stock entitled to receive such dividend or other distribution or (y) the date on which such split or combination becomes effective, as applicable. If any dividend or distribution described in this paragraph (a) is declared but not so paid or made, the new Exercise Rate shall be readjusted to the Exercise Rate that would then be in effect if such dividend or distribution had not been declared.

(b) Adjustment for Issuances at Less Than Exercise Price. If, after the Issue Date, the Company issues to all holders of the Common Stock any rights, warrants, options or other securities entitling them for a period of not more than 60 days after the date of issuance thereof to subscribe for or purchase shares of Common Stock, or if the Company issues to all holders of Common Stock securities convertible into Common Stock for a period of not more than 60 days after the date of issuance thereof, in either case at an exercise price per share of Common Stock or a conversion price per share of Common Stock less than the Volume Weighted Average Price of the Common Stock on the trading day immediately preceding the time of announcement of such issuance, then the Exercise Rate will be adjusted based on the following formula:

ER1 =	ER0 X	(OS0 + X)
(OS0 + Y)

where

ER0 =	the Exercise Rate in effect immediately prior to the adjustment relating to such event

ER1 =	the new Exercise Rate taking such event into account

OS0 =	the number of shares of Common Stock outstanding immediately prior to such event

X =	the total number of shares of Common Stock issuable pursuant to such rights, warrants, options, other securities or convertible securities

Y =	the number of shares of Common Stock equal to the quotient of (A) the aggregate price payable to exercise such rights, warrants, options, other securities or convertible securities and (B) the average of the Volume Weighted Average Price of the Common Stock for the 10 consecutive Trading Days prior to the Trading Day immediately preceding the date of announcement for the issuance of such rights, warrants, options, other securities or convertible securities.

Any adjustment made pursuant to this paragraph (b) shall become effective on the date that is immediately after the date fixed for the determination of holders of Common Stock entitled to receive any right, warrant, option, other security or convertible security described in this paragraph (b). For purposes of this paragraph (b), in determining whether any rights, warrants, options, other securities or convertible securities entitle the holders to subscribe for or purchase, or exercise a conversion right for, Common Stock at less than the applicable Last Reported Sale Price of Common Stock, and in determining the aggregate exercise or conversion price payable for such Common Stock, there shall be taken into account any consideration the Company receives for such rights, warrants, options, other securities or convertible securities and any amount payable on exercise or conversion thereof, with the value of such consideration, if other than cash, to be determined by the Board of Directors. If (x) a date is fixed for the determination of holders of Common Stock entitled to receive any right, warrant, option or other security or convertible security described in this paragraph (b) but such right, warrant, option or other security or convertible security is not so issued, or (y) any right, warrant, option, other security or convertible security described in this paragraph (b) is not exercised or converted prior to the expiration of the exercisability or convertibility thereof, then in either such case the new Exercise Rate shall be readjusted to the Exercise Rate that would then be in effect if such right, warrant, option, other security or convertible security had not been so issued.

(c) Adjustment for Distributions and Spin-Offs. If, after the Issue Date, the Company distributes Capital Stock, evidences of indebtedness or other assets or property of the Company to all holders of Common Stock, excluding (i) dividends, distributions, rights, warrants, options, other securities or convertible securities referred to in paragraph (a) or (b) above, (ii) dividends or distributions paid exclusively in cash referred to in paragraph (d) below, and (iii) Spin-Offs described below in this paragraph (c), then the Exercise Rate will be adjusted based on the following formula:

ER1 =	ER0 x	SP0
(SP0 – FMV)

where

ER0 =	the Exercise Rate in effect immediately prior to the adjustment relating to such event

ER1 =	the new Exercise Rate taking such event into account

SP0 =	the Volume Weighted Average Price of the Common Stock on the Trading Day immediately preceding the ex-dividend date for such distribution

FMV =	the fair market value (as determined in good faith by the Board of Directors) of the Capital Stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of Common Stock on the earlier of the record date or the ex-dividend date for such distribution.

An adjustment to the Exercise Rate made pursuant to the immediately preceding provisions of this paragraph (c) shall be made successively whenever any such distribution is made and shall become effective on the ex-dividend date for such distribution.

If, after the Issue Date, the Company distributes to all or substantially all holders of Common Stock, Capital Stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit of the Company (a “Spin-Off’), then the Exercise Rate in effect immediately before the close of business on the date fixed for determination of holders of Common Stock entitled to receive such distribution will be adjusted based on the following formula:

ER1 =	ER0 x	(FMV0 + MP0)
MP0

where

ER0 =	the Exercise Rate in effect immediately prior to the adjustment relating to such event

ER1 =	the new Exercise Rate taking such event into account

FMV0 =	the average of the Volume Weighted Average Price of the capital stock or similar equity interest distributed to holders of Common Stock applicable to one share of Common Stock over the first 10 consecutive Trading Days beginning with the effective date of the Spin-Off (or, if the effective date of the Spin-Off is not a Trading Day, the first 10 consecutive Trading Days after the effective date of the Spin-Off)

MP0 =	the average of the Volume Weighted Average Price of the Common Stock over the first 10 consecutive Trading Days beginning with the effective date of the Spin-Off (or, if the effective date of the Spin-Off is not a Trading Day, the first 10 consecutive Trading Days after the effective date of the Spin-Off).

An adjustment to the Exercise Rate made pursuant to the immediately preceding provision of this paragraph (c) will occur on the first trading day after completion of the period of 10 Trading Days referenced in such provision; provided that for any exercise within the period of 10 Trading Days from and including the effective date of any Spin-Off, FMV0 and MP0 shall be calculated with reference to the portion of such period of 10 Trading Days that has elapsed prior to such exercise.

If any such distribution described in this paragraph (c), including any Spin-Off, is declared but not paid or made, the new Exercise Rate shall be readjusted to be the Exercise Rate that would then be in effect if such distribution had not been declared.

(d) Adjustment for Cash Dividends and Distributions. If, after the Issue Date, any cash dividend or distribution is made to all or substantially all holders of the Common Stock, then the Exercise Rate will be adjusted based on the following formula:

ER1 =	ER0 x	SP0
(SP0 – C)

where,

ER0 =	the Exercise Rate in effect immediately prior to the adjustment relating to such event

ER1 =	the new Exercise Rate taking such event into account

SP0 =	the Last Reported Sale Price of the Common Stock on the Trading Day immediately preceding the ex-dividend date for such dividend or distribution; and

C =	the amount in cash per share the Company distributes to all or substantially all holders of the Common Stock.

An adjustment pursuant to this paragraph shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution. If such dividend or distribution is not so paid, the Exercise Rate shall be adjusted, effective as of the date the Board of Directors determines not to make or pay such dividend or distribution, to be the Exercise Rate that would then be in effect if such dividend or distribution had not been declared.

(e)	Notice of Adjustment.

Whenever the Exercise Rate and Exercise Price are adjusted, the Company shall promptly mail to Holders of Warrants then outstanding at the addresses appearing on the Warrant Register a notice of the adjustments. The Company shall file with the Warrant Agent and any other registrar such notice, an Officers’ Certificate briefly stating the facts requiring the adjustment and the manner of computing it. The certificates shall be conclusive evidence that the adjustment is correct, absent manifest error, and the Warrant Agent may rely conclusively on anything contained in such certificates. Neither the Warrant Agent nor any such registrar shall be under any duty or responsibility with respect to any such certificate except to exhibit the same during normal business hours to any Holder desiring inspection thereof.

(f)	Fundamental Transactions.

(i)

If, at any time after the Issue Date, the Company, in a single transaction or through a series of related transactions (A) effects any capital reorganization, or any reclassification of the Capital Stock of the Company (other than a change in par value or from par value to no par value or no par value to par value or as a result of a stock split, reverse stock split, stock dividend, subdivision, split-up, combination of shares or other transaction having similar effect), (B) consolidates or merges with or into another corporation (other than a merger solely to effect a reincorporation of the Company in another state), or (C) sells, assigns, transfers, leases, conveys or otherwise disposes of all or substantially all of the properties and assets of the Company and its subsidiaries, taken as a whole, in their entirety to another person or group of affiliated persons, and, in each case, as a result of which the Common Stock would be converted into, or exchanged for, securities, property and/or any other consideration (including cash or any combination thereof) (each of the transactions described in clauses (A), (B) and (C) being a “Fundamental Transaction”), then each Warrant shall be adjusted to be exercisable to purchase, for each share of Common Stock that would have been received upon such exercise immediately prior to the occurrence of such Fundamental Transaction (determined as if the Exercise Price were paid in cash), the securities, property and/or any other consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of one share of Common Stock, assuming that such holder was not a constituent person or an affiliate of a constituent person to such Fundamental Transaction. For purposes of any such exercise, the Exercise Price shall be appropriately adjusted to apply to such Alternative Consideration based on the amount of Alternative Consideration receivable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternative Consideration in a reasonable manner reflecting the relative value of any different components of the Alternative Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder exercising a Warrant following such Fundamental Transaction will receive the weighted average of the types and amount of Alternative Consideration received by the holders of the Common Stock entitled to receive cash, securities or other property or assets with respect to or in exchange for such Common Stock in any Fundamental Transaction who affirmatively make such an election. Any resulting corporation or successor to the

Company in such Fundamental Transaction shall succeed to and be substituted to every right and obligation of the Company in respect of this Agreement and the Warrants and (X) if necessary to reflect such succession and substitution, shall enter into a supplemental warrant agreement, and (Y) if necessary to otherwise reflect the foregoing provisions of this paragraph (f), shall issue to the Holder a new Warrant consistent with such provisions and evidencing the Holder’s right to exercise such Warrant to purchase Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such resulting corporation or successor to the Company to comply with the foregoing provisions of this paragraph (f) and providing that the Warrants (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

(ii)	If this paragraph (f) applies, it shall supersede the application of paragraphs (a) through (c), inclusive, of this Section 12.

(iii)	If the effective date of a Change of Control Event shall occur prior to March 31, 2018, then the provisions of this Section 12(f)(iii) shall be applicable to the Warrants, notwithstanding any other provision of the Warrants.

(A)	No less than 15 Business Days prior to the scheduled closing of a Change of Control Event, the Company shall:

(1)	calculate the Change of Control Estimated Payment Amount;

(2)	deliver to the Warrant Agent a notice of redemption (a “Redemption Notice”), which shall be binding on the Company and on all Warrantholders, stating that all Warrants (other than Carryover Warrants, if any) that have not been exercised prior to the Cut-Off Time shall be redeemed on the Change of Control Payment Date at a price equal to the Change of Control Payment Amount (the “Redemption”);

(3)	cause a notice of the Redemption to be sent at least once to the Dow Jones News Service or similar business news service in the United States; and

(4)	cause the Warrant Agent to send by first-class mail, postage prepaid to each holder of Warrants, at the address appearing in the warrant register, a notice stating:

a)	that the Redemption is being made pursuant to this Section 12(f)(iii) and that all Warrants (other than Carryover Warrants, if any) that have not been exercised prior to the Cut-Off Time will be redeemed on the Change of Control Payment Date for payment of the Change of Control Payment Amount;

b)

a reasonably detailed explanation of the Change of Control Estimated Payment Amount, including (x) a statement of the amount of the Change of Control Estimated Payment Amount, together with a reasonably detailed explanation of the calculation of such amount, and (y) the formula for calculating the Black

Scholes Warrant Value and the Change of Control Payment Amount;

c)	the date of the Redemption (which shall be a Business Day no later than five (5) Business Days following the Change of Control Date (the “Change of Control Payment Date”));

d)	the Exercise Rate for each Warrant as of a date not more than five (5) Business Days prior to the date of the Redemption Notice (assuming an Exercise Rate is applicable with respect to the exercise of such Warrant);

e)	that no outstanding Warrant may be exercised after the Close of Business on the day prior to the Change of Control Date (the “Cut- Off Time”);

f)	if applicable, that New Warrants will be issued to the Warrantholders on the Change of Control Payment Date in accordance with the terms of this Warrant Agreement and the Warrants (as the same may have been amended in connection with such Change of Control Event pursuant to Section 12(f));

g)	any other reasonable procedures that a holder of Warrants must follow (to the extent consistent with the terms and conditions set forth herein) in connection with such Redemption; and

h)	the name and address of the Warrant Agent.

(B)	Within two Business Days prior to the Change of Control Payment Date, the Company or the surviving Person (if other than the Company) shall (1) deliver to the Warrant Agent the calculation of the Change of Control Payment Amount and (2) deposit with the Warrant Agent money sufficient to pay the Change of Control Payment Amount for all outstanding Warrants (other than the Carryover Warrants, if any).

(C)	On the Change of Control Payment Date, (1) the Company or the surviving Person (if other than the Company) shall redeem all outstanding Warrants (other than Carryover Warrants, if any) pursuant to the Redemption, (2) the Warrant Agent shall mail to each holder of Warrants so redeemed payment in Cash in an amount equal to the aggregate Change of Control Payment Amount in respect of such redeemed Warrants, and (3) the Company or the surviving Person (if other than the Company) shall execute and issue to the Warrantholders, and the Warrant Agent shall authenticate, new Warrants (the “New Warrants”) representing the Carryover Warrants (if any); provided that each such New Warrant shall be issued in denominations of one Warrant and integral multiples thereof and the terms thereof shall be substantially consistent with the terms of this Warrant Agreement and the Warrants (and all references herein to Warrants shall thereafter be deemed to be references to such New Warrants).

(D)	No Warrant (which for the avoidance of doubt does not include New Warrants) may be exercised after the Cut-Off Time.

(g) Other Events. If any event occurs as to which the provisions of this Section 12 are not strictly applicable or, if strictly applicable, the provision of this Section 12 would not, in the good faith judgment of the Board of Directors, equitably adjust the rights of the Warrantholders in accordance with the essential intent and principles of such provisions, then the Board of Directors shall make such adjustments in the application of such provisions, in accordance with such essential intent and principles, as shall be reasonably necessary, in the good faith opinion of the Board of Directors, to equitably adjust such rights, but in no event shall any such adjustment have the effect of decreasing the Exercise Rate or decreasing the number of Warrant Shares issuable upon exercise of the Warrants.

In addition, if during a period applicable for calculating the average of the Last Reported Sale Prices or Volume Weighed Average Prices over a span of multiple days, an issuance, distribution, subdivision, combination or other transaction or event occurs that requires an adjustment pursuant to Section 12(f) hereof, such Last Reported Sale Prices or Volume Weighed Average Prices, as the case may be, shall be calculated for such period in a manner determined by the Board of Directors, based upon the advice of an independent investment bank of national standing selected by the Board of Directors and accepted by the Warrant Agent, to appropriately reflect the impact of such issuance, distribution, subdivision or combination on the price of the Common Stock during such period (including, without limitation, the historical realized volatility of the Common Stock).

(h) Adjustment of Exercise Price. In connection with any adjustment to the Exercise Rate required pursuant to the provisions above, the Exercise Price will be adjusted in accordance with the following formula:

EP1 =	EP0 x	ER0
ER1

where

EP0 =	the Exercise Price in effect immediately prior to the adjustment relating to such event

EP1 =	the new Exercise Price in effect taking such event into account

ER0 =	the Exercise Rate in effect immediately prior to the adjustment relating to such event

ER1 =	the new Exercise Rate in effect taking such event into account.

(i) Company Determination Final. Any determination that the Company or the Board of Directors may make pursuant to this Section 12 shall be conclusive, absent manifest error.

(j) Warrant Agent’s Adjustment Disclaimer. The Warrant Agent shall have no duty to determine when an adjustment under this Section 12 should be made, how it should be made or what it should be, or for the calculation of any adjustment, all in accordance with the provisions of Section 17(l). The Warrant Agent shall have no duty to determine whether a supplemental warrant agreement under paragraph (f) need be entered into or whether any provisions of any supplemental warrant agreement are correct. The Warrant Agent shall not be accountable for and makes no representation as to the validity or value of any securities or assets issued upon exercise of Warrants. The Warrant Agent shall not be responsible for the Company’s failure to comply with this Section 12.

(k) Specificity of Adjustment. Regardless of any adjustment in the number or kind of shares purchasable upon the exercise of the Warrants, Warrant Certificates theretofore or thereafter issued may continue to express the same number and kind of Warrant Shares per Warrant as are stated on the Warrant Certificates initially issuable pursuant to this Agreement.

(l) Voluntary Adjustment. The Company from time to time may increase the Exercise Rate by any amount and for any period of time; provided, however, that such period is not less than 20 Business Days. Whenever the Exercise Rate is so increased, the Company shall mail to Holders at the addresses appearing on the Warrant Register and file with the Warrant Agent a notice of the increase. The Company shall give the notice at least 15 days before the date the increased Exercise Rate takes effect. The notice shall state the increased Exercise Rate and the period it will be in effect.

(m) Multiple Adjustments. After an adjustment to the Exercise Rate for outstanding Warrants under this Section 12, any subsequent event requiring an adjustment under this Section 12 shall cause an adjustment to the Exercise Rate for outstanding Warrants as so adjusted.

(n) When De Minimis Adjustment May Be Deferred. No adjustment in the Exercise Rate or Exercise Price shall be required unless the adjustment would require an increase or decrease of at least 1% of the Exercise Rate or Exercise Price. If the adjustment is not made because the adjustment does not change the Exercise Rate or Exercise Price by at least 1%, then the adjustment that is not made will be carried forward and taken into account in any future adjustment or in connection with any future exercise of any Warrant. All required calculations will be made to the nearest cent or 1/10,000th of a share, as the case may be. Notwithstanding the foregoing, all adjustments not previously made shall have effect with respect to any exercise of a Warrant.

(o) Amendments of the Certificate of Incorporation. The Company shall not amend its Certificate of Incorporation in a manner that adversely affects the Holders of Warrants, without the prior consent of the Holders of a majority of the Warrants outstanding (excluding Warrants held by the Company or any of its Affiliates), as determined in good faith by the Board of Directors.

(p) Exclusion of Rights Plan. Notwithstanding anything to the contrary contained herein, no adjustment pursuant to this Section 12 shall be required in connection with the issuance, distribution, delivery or exercise of Share Purchase Rights except, if any Warrants remain outstanding and the Share Purchase Rights have become exercisable in accordance with the provisions of the applicable rights plan, the Exercise Rate will be adjusted as though the event of such Share Purchase Rights becoming exercisable constituted a non-Spin-Off distribution subject to paragraph (c) above having an ex-dividend date of the date on which such rights first became exercisable. If any such right is not exercised prior to the subsequent expiration, termination or redemption of the Share Purchase Rights, the new Exercise Rate shall be readjusted to the Exercise Rate that would have been in effect if such Share Purchase Rights had not become so exercisable.

(q) Tax Adjustments. In addition to the adjustments described in this Section 12, the Company may increase the Exercise Rate or decrease the Exercise Price in order to avoid or diminish any U.S. federal income tax to holders of Common Stock resulting from any dividend or distribution of Capital Stock (or rights to acquire Common Stock) or from any event treated as such for U.S. federal income tax purposes. The Company may also, from time to time, to the extent permitted by applicable law, increase the Exercise Rate or decrease the Exercise Price by any amount for any period if the Company has determined that such increase would be in the Company’s best interests. If the Company makes such a determination, it will be conclusive absent manifest error and the Company will mail to Holders of the Warrants a notice of the increased Exercise Rate and/or decreased Exercise Price and the period during which it will be in effect at least 15 days prior to the date the increased Exercise Rate and/or decreased Exercise Price takes effect in accordance with applicable law.

(r) No Adjustment for Certain Events. The Company will not be required to make any adjustment to the Exercise Rate or Exercise Price in connection with the following events:

(i)	the issuance of any of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in Common Stock under any plan;

(ii)	the issuance of any shares of Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan, employee agreement or arrangement or program of the Company or any of its subsidiaries or Affiliates;

(iii)	the issuance of any shares of Common Stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security outstanding as of the date the Warrants were first issued; and

(iv)	a change in the par value of the Common Stock.

(s) Assumption of Obligations. Notwithstanding anything contained in the Warrants or in this Agreement to the contrary, the Company will not effect any of the transactions described in Section 12(f) unless, prior to the consummation thereof, each Person (other than the Company) which may be required to deliver any stock, securities, cash or property upon the exercise of this Warrant as provided herein shall assume, by written instrument delivered to, and reasonably satisfactory to, the holder of this Warrant, (a) the obligations of the Company under this Warrant (and if the Company shall survive the consummation of such transaction, such assumption shall be in addition to, and shall not release the Company from, any continuing obligations of the Company under this Warrant), (b) the obligations of the Company under the Warrant Registration Rights Agreement and (c) the obligation to deliver to such holder such shares of stock, securities, cash or property as, in accordance with the foregoing provisions of this Section 12, such holder may be entitled to receive.

SECTION 13. Fractional Interests. The Company shall not be required to issue fractional Warrant Shares on the exercise of Warrants. If more than one Warrant shall be presented for exercise in full at the same time by the same Holder, the number of full Warrant Shares which shall be issuable upon the exercise thereof shall be computed on the basis of the aggregate number of Warrant Shares purchasable on exercise of the Warrants so presented. If any fraction of a Warrant Share would, except for the provisions of this Section 13, be receivable on the exercise of any Warrants (or specified portion thereof), the Company shall pay an amount in cash equal to the sum of 1/20th of the Volume Weighted Average Price per Warrant Share for each of the 20 Trading Days immediately preceding the date the Warrant is presented for exercise, multiplied by such fraction.

SECTION 14. Notice of Certain Distributions; Certain Rights. The Company shall give prompt written notice to the Warrant Agent and shall cause the Warrant Agent, on behalf of and at the expense of the Company to give to each Holder written notice of any determination to make a distribution to the holders of its Common Stock of any assets, debt securities, preferred stock, or any rights or warrants to purchase debt securities, preferred stock, assets or other securities (other than Common Stock, or rights, options, or warrants to purchase Common Stock) of the Company the effect of which would require any adjustment pursuant to Section 12 hereof, any capital reorganization of the Company, any reclassification or recapitalization of the Capital Stock of the Company or any consolidation or merger involving the Company and any other Person or any transfer of all or substantially all the assets of the Company to any other Person, or any voluntary or involuntary dissolution, liquidation or winding-up of the Company, which notice shall state the nature and amount of such planned distribution and the record date therefor, and shall be given to the Holders at least 20 days prior to such record date therefor or the date or expected date on which any such reorganization, reclassification, recapitalization, consolidation, merger, transfer, dissolution, liquidation or winding-up is to take place and the time, if any such time is to be fixed, as of which the holders of record of Common Stock or other securities shall be entitled to exchange their shares of Common Stock or other securities for the securities or other property deliverable upon such reorganization, reclassification, recapitalization, consolidation, merger, transfer, dissolution, liquidation or winding-up.

Except as expressly provided in this Agreement or in any Warrant Certificate, the Holders of unexercised Warrants shall have no right to receive dividends, to vote, to consent, to exercise any preemptive rights or to receive notice as shareholders of the Company in respect of the meetings of shareholders or the election of directors of the Company or any other matter, or to exercise any rights whatsoever as shareholders of the Company.

SECTION 15. Notices to the Company and Warrant Agent. Any notice or demand authorized by this Agreement to be given or made by the Warrant Agent or by any Holder to or on the Company shall be sufficiently given or made when received at the office of the Company expressly designated by the Company as its office for purposes of this Agreement (until the Warrant Agent is otherwise notified in accordance with this Section 15 by the Company), as follows:

Lee Enterprises, Incorporated	Copies to:
201 N. Harrison Street	Sidley Austin LLP
Davenport, IA 52801	One South Dearborn
Facsimile: 563-327-2626	Chicago, IL 60603
Attn: Tim Millage	Facsimile: 312-853-7036
Attn: Jeannette K. Arazi

Any notice pursuant to this Agreement to be given by the Company or by any Holder(s) to the Warrant Agent shall be sufficiently given when received by the Warrant Agent at the address appearing below (until the Company is otherwise notified in accordance with this Section by the Warrant Agent).

Wells Fargo Shareowner Services

1110 Centre Pointe Curve, Suite 101

Mendota Heights, MN 55120

Attn: Dawn Coleman

Facsimile: 651-552-6942

Any notice or communication to a Holder shall be delivered by hand, dispatched overnight delivery service or mailed by first class mail (postage prepaid), to its address shown on the register kept by the Warrant Agent, or transmitted to such Holder by any means of electronic communication to which such Holder may comment.

SECTION 16. Supplements and Amendments. (a) From time to time, the Company and the Warrant Agent, without the consent of the Holders of the Warrants, may amend or supplement this Agreement, (1) to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company in the Warrant Agreement; (2) to add to the covenants of the Company for the benefit of the Holders of Warrants, or to surrender any right or power herein conferred upon the Company; (3) to provide for uncertificated Warrants in addition to or in place of the certificated Warrants; (4) to evidence and provide for the acceptance of the appointment under the Warrant Agreement of a successor Warrant Agent; (5) to provide for or confirm the issuance of Additional Warrants in accordance with the terms of the Warrant Agreement; (6) to cure any ambiguity, defect, omission, mistake or inconsistencies or making any change that does not adversely affect, in any material respect, the legal rights of Holders of Warrants; or (7) to make any other provisions with respect to matters or questions arising under the Warrant Agreement, provided that such actions pursuant to this clause (7) shall not adversely affect the interests of the Holders of Warrants, in any material respect, as determined in good faith by the Board of Directors. Except as otherwise provided in the first sentence of this paragraph (a) of this Section 16, any amendment or supplement to this Agreement that adversely affects in any material respect the legal rights of the Holder of the Warrants will require the written consent of the Holders of a majority of the then outstanding Warrants (excluding Warrants held by the Company or any of its Affiliates). Except as otherwise provided in the first sentence of this paragraph (a) of this Section 16, the consent of each Holder of the Warrants affected will be required for any amendment pursuant to which the Exercise Price would be increased or the number of Warrant Shares purchasable upon exercise of Warrants would be decreased (other than pursuant to adjustments provided in this Agreement) or any of the adjustment provisions in this Agreement would be changed in a manner that would have any such effect.

(b) After an amendment or modification under this Section 16 becomes effective, the Company shall mail to the Holders affected thereby a notice briefly describing such amendment or modification. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment or modification.

In connection with any amendment or modification under this Section 16, the Company may offer, but shall not be obligated to offer, to any Holder who consents to such amendment or modification, consideration for such Holder’s consent, so long as such consideration is offered to all Holders.

(c) Executed or true and correct copies of any amendment or modification effected pursuant to the provisions of this Section 16 shall be delivered by the Company to each Holder of outstanding Warrants forthwith following the date on which the same shall have been executed and delivered by the Holder or Holders of the requisite percentage of outstanding Warrant Shares (but only to the extent the Company has been provided with the addresses for the Holders).

SECTION 17. Concerning the Warrant Agent. The Warrant Agent undertakes the duties and obligations expressly imposed by this Agreement (and no implied duties) upon the following terms and conditions, by all of which the Company and the Holders, by their acceptance of Warrants, shall be bound:

(a) The Warrant Agent assumes no responsibility for the correctness of any statement contained herein or in the Warrant Certificate, except such as describe the Warrant Agent or any action taken by it.

(b) The Warrant Agent shall be protected and shall not be responsible for and shall incur no liability to the Company or any Holder for any failure of the Company to comply with the covenants contained in this Agreement or in the Warrants to be complied with by the Company.

(c) The Warrant Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself (through its employees) or by or through its attorneys or agents (which shall not include its employees) and shall not be responsible for the misconduct of any attorney or agent appointed by it without gross negligence or willful misconduct.

(d) The Warrant Agent may consult at any time with legal counsel satisfactory to it (who may be counsel for the Company or an employee of the Warrant Agent), and the Warrant Agent shall incur no liability or responsibility to the Company or to any Holder in respect of any action taken, suffered or omitted by it hereunder in accordance with the opinion or the advice of such counsel.

(e) Whenever in the performance of its duties under this Agreement the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless such evidence in respect thereof be herein specifically prescribed) may be deemed conclusively to be proved and established by a certificate signed by the Chairman of the Board, the President, one of the Vice Presidents, the Treasurer or the Secretary of the Company and delivered to the Warrant Agent; and such certificate shall be full authorization to the Warrant Agent for any action taken or suffered by it under the provisions of this Agreement in reliance upon such certificate.

(f) The Company agrees to pay the Warrant Agent such compensation for all services rendered by the Warrant Agent in the performance of its duties under this Agreement as may be separately agreed in writing, to reimburse the Warrant Agent for all expenses, taxes and governmental charges and other charges of any kind and nature incurred by the Warrant Agent in the performance of its duties under this Agreement (including, without limitation, reasonable fees and expenses of counsel), and to indemnify the Warrant Agent and its agents, employees, directors, officers and affiliates and save it and them harmless against any and all liabilities, losses and expenses, including, without limitation, judgments, costs and counsel fees, for anything done or omitted by the Warrant Agent in the acceptance and performance of its duties under this Agreement, except as a result of the Warrant Agent’s gross negligence or willful misconduct, including, without limitation, the costs and expenses of defending against any claim (whether asserted by the Company, a Holder or any other Person) of liability in the premises including reasonable attorneys’ fees and expenses. The provisions of this paragraph shall survive the resignation or removal of the Warrant Agent and the termination of this Agreement.

(g) The Warrant Agent shall be under no obligation to institute any action, suit or legal proceeding or to take any other action likely to involve liability or expense unless the Company or one or more Holders shall furnish the Warrant Agent with reasonable security and indemnity for any costs, liabilities and expenses which may be incurred, but this provision shall not affect the power of the Warrant Agent to take such action as the Warrant Agent may consider proper, whether with or without any such security or indemnity. All rights of action under this Agreement or under any of the Warrants may be enforced by the Warrant Agent without the possession of any of the Warrants or the production thereof at any trial or other proceeding relative thereto, and any such action, suit or proceeding instituted by the Warrant Agent shall be brought in its name as Warrant Agent, and any recovery of judgment shall be for the ratable benefit of the Holders, as their respective rights or interests may appear.

(h) The Warrant Agent and any stockholder, director, officer or employee (“Related Parties”) of the Warrant Agent may buy, sell or deal in any of the Warrants or other securities of the Company or become pecuniarily interested in any transactions in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Warrant Agent under this Agreement or such director, officer or employee. Nothing herein shall preclude the Warrant Agent or any Related Party from acting in any other capacity for the Company or for any other legal entity including, without limitation, acting as Transfer Agent to the Company or an affiliate thereof.

(i) The Warrant Agent shall act hereunder solely as agent, and its duties shall be determined solely by the provisions thereof. The Warrant Agent shall not be liable for anything which it may do or refrain from doing in connection with this Agreement except for its own gross negligence or willful misconduct. No implied duties or obligations shall be read into this Agreement against the Warrant Agent.

(j) The Warrant Agent will be protected and will not incur any liability or responsibility to the Company or to any Holder for any action taken, suffered or omitted by it in reliance on any notice, resolution, waiver, consent, order, certificate, or other paper, document or instrument reasonably believed by it to be genuine and to have been signed, sent or presented by the proper party or parties.

(k) The Warrant Agent is hereby authorized to request, and directed to accept, instructions with respect to the performance of its duties hereunder from the Chairman of the Board, the President, Chief Financial Officer, Treasurer, any Vice President or the Secretary of the Company, and to apply to such officers for advice or instructions in connection with its duties, and shall not be liable for any action taken or suffered to be taken by it without gross negligence or willful misconduct in accordance with instructions of any such officer or officers.

(l) By countersigning Warrant Certificates or by any other act hereunder the Warrant Agent shall not be deemed to make any representations as to validity or authorization of the Warrants or the Warrant Certificates (except as to its countersignature thereon) or of any securities or other property delivered upon exercise or tender of any Warrant, or as to the accuracy of the computation of the Exercise Price or the number or kind or amount of stock or other securities or other property deliverable upon exercise of any Warrant or the correctness of the representations of the Company made in any certifications that the Warrant Agent receives. The Warrant Agent shall not have any duty to calculate or determine any adjustments with respect either to the Exercise Price or the kind and amount of shares or other securities or any property receivable by Holders of Warrants upon the exercise or tender of Warrants required from time to time, and the Warrant Agent shall have no duty or responsibility in determining the accuracy or correctness of any such calculation.

(m) No provision of this Agreement shall require the Warrant Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

SECTION 18. Change of Warrant Agent. The Warrant Agent may resign and be discharged from its duties under this Agreement by giving to the Company 30 days’ notice in writing. The Warrant Agent may be removed by like notice to the Warrant Agent from the Company. If the Warrant Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Warrant Agent. If the Company shall fail to make such appointment within a period of 30 days after such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Warrant Agent or by any Holder (who shall with such notice submit his Warrant for inspection by the Company), then any Holder or the removed, resigning or incapacitated Warrant Agent may apply to any court of competent jurisdiction for the appointment of a successor to the Warrant Agent. Pending appointment of a successor to the Warrant Agent, either by the Company or by such court, the duties of the Warrant Agent shall be carried out by the Company. Any successor warrant agent, whether appointed by the Company or such a court, shall be a bank or trust company in good standing, incorporated under the laws of the United States of America or any State thereof or the District of Columbia and having at the time of its appointment as warrant agent a combined capital and surplus of at least $50,000,000. After appointment, the successor warrant agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Warrant Agent without further act or deed; but the former Warrant Agent shall deliver and transfer to the successor warrant agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for such purpose. Failure to file any notice provided for in this Section 18, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Warrant Agent or the appointment of the successor warrant agent, as the case may be. In the event of such resignation or removal, the Company or the successor warrant agent shall mail by first class mail, postage prepaid, to each Holder, written notice of such removal or resignation and the name and address of such successor warrant agent.

SECTION 19. Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company, the Warrant Agent or any Holder of Warrants shall bind and inure to the benefit of their respective successors and assigns hereunder.

SECTION 20. Termination. This Agreement shall terminate on the 30th Business Day after the Expiration Date. Notwithstanding the foregoing, this Agreement will terminate on any earlier date upon which all Warrants have been exercised or have otherwise ceased to be outstanding.

SECTION 21. Governing Law. This Agreement and each Warrant Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of New York and shall be governed by and construed in accordance with the laws of said State, without regard to the conflict of law rules thereof.

SECTION 22. Benefits of This Agreement. Nothing in this Agreement shall be construed to give to any person or corporation other than the Company, the Warrant Agent and the Holders of the Warrant Certificates from time to time any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of the Company, the Warrant Agent and the Holders of the Warrant Certificates.

SECTION 23. Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

SECTION 24. Force Majeure. Notwithstanding anything to the contrary contained herein, the Warrant Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.

SECTION 25. Priorities. In the event of any conflict, discrepancy, or ambiguity between the terms and conditions contained in the body of this Agreement and any schedules or attachments hereto, the terms and conditions contained in the body of this Agreement shall take precedence.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.

LEE ENTERPRISES, INCORPORATED

By:	/s/ Carl G. Schmidt
Name: Carl G. Schmidt Title: Vice President, Chief Financial Officer and Treasurer

26

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Warrant Agent

By:	/s/ Scott Nelson
Name: Scott Nelson Title: SVP

Exhibit A

“THE SECURITY (OR ITS PREDECESSOR) EVIDENCED HEREBY WAS ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THE SECURITY EVIDENCED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED OTHER THAN AS SET FORTH IN THIS LEGEND. THE HOLDER OF THE SECURITY EVIDENCED HEREBY AGREES, FOR SO LONG AS THE SECURITY EVIDENCED HEREBY SHALL REMAIN OUTSTANDING, THAT (A) SUCH SECURITY MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED (i) ONLY TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF SUBPARAGRAPH (a)(1), (a)(2), (a)(3) or (a)(7) OF RULE 501 UNDER THE SECURITIES ACT, OR (ii) TO THE COMPANY, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER FROM IT OF THE SECURITY EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN CLAUSE (A) ABOVE.”

No. —

FORM OF

COMMON STOCK PURCHASE WARRANT

OF

LEE ENTERPRISES, INCORPORATED

THIS CERTIFIES THAT [            ], or its registered assigns, is the registered holder of [            ] Warrants (the “Warrants”). Each Warrant entitles the holder thereof (the “Holder”), at its option at any time on or after the March 31, 2014 and subject to the provisions contained herein and in the Warrant Agreement referred to below, to purchase from Lee Enterprises, Incorporated, a Delaware corporation (the “Company”), 1 share of Common Stock, par value $0.01 per share, of the Company at an exercise price per share equal to $4.19 (the “Exercise Price”).

This Warrant Certificate shall terminate and become void as of 5:00 p.m. New York City time, on March 31, 2022 (the “Expiration Date”).

This Warrant Certificate is issued under and in accordance with a Warrant Agreement dated as of March 31, 2014 (the “Warrant Agreement”), between the Company and Wells Fargo Bank, National Association, as Warrant Agent, and is subject to the terms and provisions contained in the Warrant Agreement, to all of which terms and provisions the Holder of this Warrant Certificate consents by acceptance hereof. The Warrant Agreement is hereby incorporated herein by reference and made a part hereof. Reference is hereby made to the Warrant Agreement for a full statement of the respective rights, limitations of rights, duties and obligations of the Company and the Holders. Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Warrant Agreement. A copy of the Warrant Agreement may be obtained for inspection by the Holder hereof upon written request to the Company at Lee Enterprises, Incorporated, 201 N. Harrison Street, Davenport, IA 52801, Attn: Tim Millage.

Subject to the terms of the Warrant Agreement, the Warrants may be exercised upon surrender at the office or agency of the Company maintained for such purpose, which initially will be the corporate trust office of the Warrant Agent at 1110 Centre Point Curve, Suite 101, Mendota Heights, MN 55120, of the certificate or certificates evidencing the Warrants to be exercised, if held in certificated form, along with the form of election to purchase on the reverse thereof properly completed and signed, which signature shall be guaranteed in accordance with this requirements of this Warrant Certificate, together with payment of the Exercise Price. Payment of the Exercise Price shall be made in cash in United States dollars or by certified or official bank check. Upon surrender of a Warrant Certificate representing more than one Warrant, the number of shares of Common Stock deliverable shall be equal to the number of shares of the Company’s Common Stock issuable in respect of those Warrants that the Holder specifies are to be exercised. All provisions of this Agreement are applicable with respect to an exercise of a Warrant Certificate for less than the full number of Warrants represented thereby.

The “Exercise Date” for a Warrant shall be the date when all of the items referred to in the immediately preceding paragraph are received by the Warrant Agent at or prior to 5:00 p.m., New York City time, on a Business Day and the exercise of the Warrants will be effective as of such Exercise Date. If any items referred to in such paragraph are received after 5:00 p.m., New York City time, on a Business Day, the exercise of the Warrants to which such item relates will be effective on the next succeeding Business Day. In the case of an exercise of Warrants on the Expiration Date, if all of the items referred to in such paragraph are received by the Warrant Agent at or prior to 5:00 p.m., New York City time, on the

Expiration Date, the exercise of the Warrants to which such items relate will be effective on the Expiration Date.

Each Warrant shall be exercisable only in whole. In the event that a certificate evidencing Warrants is exercised in respect of fewer than all of the Warrants evidenced thereby at any time prior to the Expiration Date, a new certificate evidencing the remaining Warrant or Warrants will be issued, and the Warrant Agent is irrevocably authorized to countersign and to deliver the required new Warrant Certificate or Certificates pursuant to this Agreement, and the Company, whenever required by the Warrant Agent, will promptly supply the Warrant Agent with Warrant Certificates duly executed on behalf of the Company for such purpose. Holders of Warrants will be able to exercise their Warrants only if a registration statement relating to the Warrant Shares underlying the Warrants is then in effect, or the exercise of such Warrants is exempt from the registration requirements of the Securities Act, and such securities are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various Holders of Warrants or other persons to whom it is proposed that Warrant Shares be issued on exercise of the Warrants reside.

This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent, as such term is used in the Warrant Agreement.

As provided in the Warrant Agreement, the Exercise Rate and the Exercise Price are subject to adjustment upon the happening of certain events.

The Company will pay all documentary stamp taxes attributable to the initial issuance of Warrant Shares upon the exercise of Warrants; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issue of any Warrant Certificates or any certificates for Warrant Shares in a name other than that of the registered Holder of a Warrant Certificate surrendered upon the exercise of a Warrant, and the Company shall not be required to issue or deliver such Warrant Certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid

The Company shall not be required to issue fractional Warrant Shares on the exercise of Warrants. If more than one Warrant shall be presented for exercise in full at the same time by the same Holder, the number of full Warrant Shares which shall be issuable upon the exercise thereof shall be computed on the basis of the aggregate number of Warrant Shares purchasable on exercise of the Warrants so presented. If any fraction of a Warrant Share would, except for the provisions of Section 13 of the Warrant Agreement, be receivable on the exercise of any Warrants (or specified portion thereof), the Company shall pay an amount in cash equal to the sum of 1/20th of the Volume Weighted Average Price per Warrant Share for each of the 20 trading days immediately preceding the date the Warrant is presented for exercise, multiplied by such fraction.

All Warrant Shares issuable by the Company upon the exercise of the Warrants shall, upon such issuance, be duly and validly issued and fully paid and non-assessable.

The Company and the Warrant Agent may deem and treat Holders of the Warrant Certificates as the absolute owners thereof (notwithstanding any notation of ownership or other writing thereon made by anyone) for all purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

Notwithstanding any of the above, to the extent a conflict, ambiguity, defect, omission, mistake or inconsistency exists between this Warrant Certificate and the Warrant Agreement, the Warrant Agreement controls, supersedes and supplements this certificate.

The Warrants do not entitle any Holder hereof to any of the rights of a stockholder of the Company.

LEE ENTERPRISES, INCORPORATED

By:
Name: Title:

By:
Name: Title:

DATED:

COUNTERSIGNED:

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Warrant Agent

By:

      Authorized Signature

FORM OF ELECTION TO PURCHASE WARRANT SHARES

(to be executed only upon exercise of Warrants)

LEE ENTERPRISES, INCORPORATED

The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive Warrant Shares and herewith tenders payment for such shares to the order of Lee Enterprises, Incorporated in the amount of $4.19 per Warrant Share (subject to adjustment) in accordance with the terms of the Warrant Agreement, in cash or by certified or official bank check made payable to the order of the Company.

Date:                                                              ,

Signature:

(Sign exactly as your name appears on the face of any Certificated Warrant Certificate)

(Street Address)

(City)                                                                 (State)                                              (Zip Code)

Signature Guaranteed by:

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Securities and/or check to be issued to:

Please insert social security or identifying number:

Name:

Street Address:

City, State and Zip Code:

ASSIGNMENT FORM

To assign this Warrant, fill in the form below:

I or we assign and transfer this Warrant to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint                          agent to transfer this Warrant on the books of the Company. The agent may substitute another to act for him.

Date:                                                                  ,

Your Signature:

(Sign exactly as your name appears on the face of any Certificated Warrant Certificate)

(Street Address)

(City)                                                                 (State)                                                  (Zip Code)

Signature Guaranteed by:

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Date:                                                                 ,

Exhibit B

[RESTRICTED COMMON STOCK LEGEND]

Any Warrant exercised for Common Stock shall cause the Common Stock issued upon exercise of such Warrant to bear the legend set forth in the following paragraph:

“THE SECURITY (OR ITS PREDECESSOR) EVIDENCED HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THE SECURITY EVIDENCED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. THE HOLDER OF THE SECURITY EVIDENCED HEREBY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) SUCH SECURITY MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (i) TO A PERSON WHO IS NOT ONE OF OUR “AFFILIATES” (AS DEFINED IN RULE 144 UNDER THE SECURITIES ACT) NOR ACTING ON OUR BEHALF (a) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144 UNDER THE SECURITIES ACT OR (b) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL IF THE COMPANY SO REQUESTS), (ii) TO THE COMPANY, OR (iii) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER FROM IT OF THE SECURITY EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN CLAUSE (A) ABOVE.”

B-1

Exhibit C

CERTIFICATE TO BE DELIVERED UPON EXCHANGE

OR REGISTRATION OF TRANSFER OF WARRANTS

Re:	Warrants to Purchase Common Stock (the “Warrants”) of Lee Enterprises, Incorporated

This Certificate relates to                     Warrants held by                                 (the “Transferor”).

The Transferor has requested the Warrant Agent by written order to exchange or register the transfer of a Warrant or Warrants.

In connection with such request and in respect of each such Warrant, the Transferor hereby certifies that the Transferor is familiar with the Warrant Agreement dated as of March 31, 2014, between Lee Enterprises, Incorporated, a Delaware corporation, and Wells Fargo Bank, National Association, as warrant agent (the “Warrant Agreement”), relating to the above captioned Warrants and the restrictions on transfers thereof as provided in Section 6 of such Warrant Agreement, and that the transfer of this Warrant does not require registration under the Securities Act of 1933, as amended (the “Act”) and is otherwise in compliance with Section 6 of the Warrant Agreement, because:*

☐	Such Warrant is being acquired for the Transferor’s own account, without transfer (in satisfaction of Section 6(a)(y)(A) of the Warrant Agreement).

☐	Such Warrant is being transferred to an institutional accredited investor within the meaning of subparagraph (a)(1), (a)(2), (a)(3) or (a)(7) of Rule 501 under the Securities Act. An opinion of counsel to the effect that such transfer does not require registration under the Act accompanies this Certificate and the transferee has provided a letter of representation in the form set forth in Exhibit D to the Warrant Agreement.

[INSERT NAME OF TRANSFEROR]

By:

Date:

*	Check the applicable box

C-1

Exhibit D

[Form of Transferee Letter of Representation

in Connection with Transfers to Institutional Accredited Investors]

Wells Fargo Shareowner Services

1110 Centre Pointe Curve, Suite 101

Mendota Heights, MN 55120

Ladies and Gentlemen:

In connection with our proposed purchase of warrants to purchase Common Stock, par value $0.01 per share (the “Securities”), of Lee Enterprises, Incorporated (the “Company”), we confirm that:

1.	We understand that the Securities have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and, unless so registered, may not be offered, sold or otherwise transferred except as permitted in the following sentence. We agree on our own behalf and on behalf of any investor account for which we are purchasing Securities to offer, sell or otherwise transfer such Securities only (a) to the Company, or (b) to an institutional “accredited investor” within the meaning of subparagraph (a)(1), (a)(2), (a)(3) or (a)(7) of Rule 501 under the Securities Act that is acquiring the Securities for its own account or for the account of such an institutional “accredited investor”, for investment purposes and not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act, subject in each of the foregoing cases to any requirement of law that the disposition of our property or the property of such investor account or accounts be at all times within our or their control and to compliance with any applicable state securities laws. The foregoing restrictions on resale will apply for so long as the Securities shall remain outstanding. If any resale or other transfer of the Securities is proposed to be made pursuant to clause (b) above, the transferor shall deliver a letter from the transferee substantially in the form of this letter to the warrant agent under the Warrant Agreement pursuant to which the Securities were issued (the “Warrant Agent”) which shall provide, among other things, that the transferee is an institutional “accredited investor” within the meaning of subparagraph (a)(1), (a)(2), (a)(3) or (a)(7) of Rule 501 under the Securities Act and that it is acquiring such Securities for investment purposes and not for distribution in violation of the Securities Act. The Warrant Agent and the Company reserve the right prior to any offer, sale or other transfer above to require the delivery of a written opinion of counsel, certifications, and/or other information reasonably requested by the Company and the Warrant Agent.

2.	We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (a)(2), (a)(3) or (a)(7) of Regulation D under the Securities Act) purchasing for our own account or for the account of such an institutional “accredited investor”, and we are acquiring the Securities for investment purposes and not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act and we have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Securities, and we and any accounts for which we are acting are each able to bear the economic risk of our or its investment for an indefinite period.

3.	We are acquiring the Securities purchased by us for our own account or for one or more accounts as to each of which we exercise sole investment discretion.

D-1

4.	You and your counsel are entitled to rely upon this letter and you are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

Very truly yours,

(Name of Purchaser)

By:

Date:

Upon transfer the Securities would be registered in the name of the new beneficial owner as follows:

Name:

Address:

Taxpayer ID Number:

D-2